Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-188637) of Advaxis, Inc. of our report dated January 26, 2012, except for Note 17 as to which the date is July 12, 2013, relating to our audit of the financial statements of Advaxis, Inc. (a development stage company) as of October 31, 2011 and for the year then ended and for the cumulative period from March 1, 2002 (inception) to October 31, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGLADREY LLP

McGladrey LLP

New York, New York

October 11, 2013